Exhibit 99.1

Texas Roadhouse, Inc. Appoints Lisa Ingram to

Board of Directors

LOUISVILLE, KY. (March 5, 2026) Texas Roadhouse, Inc. (Nasdaq: TXRH) announced today that Lisa Ingram has been appointed to the Company’s Board of Directors.

Ms. Ingram is the Chief Executive Officer and Chair of the Board of Directors for White Castle System, Inc., which is based in Columbus, Ohio.

White Castle currently has 340 restaurants in 14 states. In addition, the company owns and operates 6 manufacturing plants that supply products to its restaurants and its consumer product goods, which are sold in grocery stores in all 50 states.

Known as the “Slider Queen,” Ingram has led White Castle since 2015 and is the fourth-generation family member to lead the iconic 105-year-old brand, which is considered to be the nation’s first fast-food hamburger chain.

Jerry Morgan, Texas Roadhouse Chief Executive Officer and Executive Vice Chairman of the Board commented, “We are excited to have Lisa join our Board of Directors. Lisa literally grew up in the restaurant business and knows what it takes to lead a highly successful, and founder-inspired company. She also understands the importance of being a people-first business. There’s no doubt Lisa will bring incredible value to our company.”

Ms. Ingram received her Bachelor of Business Administration from Southern Methodist University and her MBA from Ohio State University.

In addition to her role as CEO, Lisa is active in the Columbus community. She currently serves as the Chair of the Board of OhioHealth and serves on the board of M/I Homes (NYSE:MHO).

About Texas Roadhouse

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 820 restaurants system-wide in 49 states, one U.S. territory, and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Contacts:

Investor Relations

Michael Bailen

(502) 515-7298

Media

Megan Pence

(502) 461-1878

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